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                                                                      EXHIBIT 12

              UNITED STATES SURGICAL CORPORATION AND SUBSIDIARIES

    STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                        Years Ended December 31,
                                                  --------------------------------------------------------------------------
                                                    1994          1993              1992               1991            1990
                                                    ----          ----              ----               ----            ----
Determination of earnings:
  Income (loss) before provision for
    income taxes  . . . . . . . . . . . . .       $32,700       $(137,400)         $192,900         $130,300          $66,200
  Fixed charges   . . . . . . . . . . . . .        28,400          29,900            22,600           16,900           12,800
                                                   ------         -------           -------          -------          -------
         Total earnings as defined  . . . .        61,100        (107,500)          215,500          147,200           79,000
                                                   ------         -------           -------          -------          -------

Fixed charges and other:
  Interest expense  . . . . . . . . . . . .        18,200           18,500           14,700           12,000            9,800
  Interest portion of rent expense  . . . .        10,200           11,400            7,900            4,900            3,000
                                                   ------         --------          -------          -------          -------
         Fixed charges  . . . . . . . . . .        28,400           29,900           22,600           16,900           12,800

  Capitalized interest  . . . . . . . . . .           300            9,500            6,400            2,700            1,400
                                                   ------         --------          -------          -------          -------

  Total fixed charges and capitalized
    interest  . . . . . . . . . . . . . . .       $28,700        $  39,400         $ 29,000         $ 19,600          $14,200
                                                   ======         ========         ========         ========           ======

  Preferred stock dividends (1)   . . . . .        22,900
                                                   ------

Combined fixed charges, capitalized
  interest and preferred stock
  dividends   . . . . . . . . . . . . . . .       $51,600
                                                   ======

Ratio of Earnings to Fixed Charges
  and Capitalized Interest  . . . . . . . .           2.1          N.M.(2)              7.4               7.5             5.6
                                                   ======          =======         ========          ========         =======

Ratio of Earnings to Combined
  Fixed Charges, Capitalized Interest
  and Preferred Stock Dividends   . . . . .           1.2
                                                   ======



The ratio of earnings to fixed charges and capitalized interest and to combined fixed charges, capitalized interest and preferred stock dividends is computed by dividing the sum of earnings before provision for income taxes and fixed charges (excluding capitalized interest) by total fixed charges and capitalized interest, or by the sum of total fixed charges and capitalized interest and preferred stock dividends. Total fixed charges and capitalized interest includes all interest (including capitalized interest) and the interest factor of all rentals, assumed to be one-third of consolidated rent expense.



(1) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements, assuming a statutory tax rate of 35%.

(2) Earnings are inadequate to cover fixed charges. The dollar amount of the deficiency at 12/31/93 is $147 million. If the restructuring charges of $138 million were excluded from the calculation, the dollar amount of the deficiency would have been $9 million.